Exhibit 4.3

VIA EMAIL

May 19, 2017

The Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Sirs/Mesdames:

Re:	F-80 Registration Statement of Total Energy Services Inc. (the “Corporation”)

We hereby consent to references to our firm name and opinion under the heading “Certain Canadian Federal Income Tax Considerations” in the registration statement on Form F-80 dated May 19, 2017 filed by the Corporation under the Securities Act of 1933, as amended (the “Act”). In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

(signed) “Burnet, Duckworth & Palmer LLP”

BURNET, DUCKWORTH & PALMER LLP